July 19, 2013

Calvert Money Market Portfolio

Calvert Social Investment Fund

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Calvert Ultra-Short Income Fund

The Calvert Fund

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Re:       Reorganization of Calvert Money Market Portfolio, a series of Calvert Social Investment Fund, into Calvert Ultra-Short Income Fund, a series of The Calvert Fund

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

            Calvert Money Market Portfolio (“Target Fund”) is a series of Calvert Social Investment Fund, a Massachusetts business trust.

Calvert Ultra-Short Income Fund (“Acquiring Fund”) is a series of The Calvert Fund, also a Massachusetts business trust.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value.  Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

{W0259534; 1}

Calvert Money Market Portfolio
Calvert Ultra-Short Income Fund
July 19, 2013

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between The Calvert Fund with respect to Acquiring Fund and Calvert Social Investment Fund with respect to Target Fund (the “Reorganization Agreement”) dated as of July 23, 2013, which is enclosed as Exhibit B in proxy materials to be dated on or about July 23, 2013 and to be submitted to the Securities and Exchange Commission on or about July 23, 2013, which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity.  As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business.  The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund.  The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Target fund at the time of or soon after the closing of the Reorganization.  Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business.  In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments.  The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing.  In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

The investment strategies for Target Fund are similar to those for Acquiring Fund.  Target Fund invests in accordance with Rule 2a-7 under the Investment Company Act of 1940 and seeks to maintain a constant net asset value of one dollar.  It is a so-called “money market fund,” investing in interest-bearing securities with very short maturities and other assets permitted by Rule 2a-7.  Target Fund applies a social and environmental screen to all of its investments, while Acquiring Fund does not.  Acquiring Fund normally invests at least 80% of its assets in a portfolio of floating-rate securities and securities with a duration of one year or less, but it does not explicitly seek to maintain a net asset value per share of one dollar and is not a money market fund.  Because both funds invest primarily in short-term interest-bearing securities, the continuity of business requirement appears to be satisfied.  However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

{W0259534; 1}

Calvert Money Market Portfolio
Calvert Ultra-Short Income Fund
July 19, 2013

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:

1.         The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund, followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund, will constitute a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2.         No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares.

3.         No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4.         No gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5.         The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization and exchanged therefor, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will include the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as a capital asset on the date of the Reorganization).

6.         The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

{W0259534; 1}

Calvert Money Market Portfolio
Calvert Ultra-Short Income Fund
July 19, 2013

7.         Acquiring Fund will succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code.  Acquiring Fund will take any such capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and regulations thereunder.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.  This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(d) and 9(d) of the Reorganization Agreement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

                                                                                    /s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP